EXHIBIT 23(a)






CONSENT OF INDEPENDENT AUDITORS




GENERAL MOTORS CORPORATION:

We consent to the incorporation by reference in this Registration Statement of General Motors Corporation on Form S-8 of:

- our report dated January 20, 2000 (March 7, 2000 as to Note 27) appearing on page II-24 in the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 1999;
- our report dated January 19, 2000 (March 1, 2000 as to Note 21) appearing on page IV-31 in the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 1999; and
- our report dated June 2, 2000 appearing in the Annual Report on Form 11-K of the GMAC Mortgage Group Savings Incentive Plan (formerly GMAC Mortgage Corporation Savings Incentive Plan) for the year ended December 31, 1999.



/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Detroit, Michigan
October 3, 2000
































                                      II-10